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STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS FIRST QUARTER FISCAL 2006
FINANCIAL RESULTS; ANNOUNCES MAJOR STRATEGIC INITIATIVE

Investment Banker Retained to Identify Potential Buyers
for Consumer Products Group Businesses

SALEM, NH – October 27, 2005 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the first quarter of fiscal 2006 ended September 30, 2005.  Additionally, the company announced that it has retained an investment banker to identify potential buyers for its Consumer Products Group businesses.  These businesses include Standard Publishing, a recognized leader in providing Christian resources and publications; Berean Christian Stores, a Christian book retailer; and Standex Direct, a direct retailer of food products.

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Revenue for the first quarter of fiscal 2006 was $170.4 million, compared with $160.7 million in the first quarter of fiscal 2005.  Sales growth in the first quarter was substantially all organic.

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Operating income for the first quarter of 2006 was $9.5 million, compared with $12.2 million in the first quarter of fiscal 2005.

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Income from continuing operations for the first quarter of 2006 was $5.4 million, or $0.43 per diluted share, versus $7.1 million, or $0.58 per diluted share, for the first quarter of fiscal 2005.

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Net income for the first quarter of 2006 was $5.4 million, or $0.43 per diluted share, compared with net income of $6.2 million, or $0.50 per share, in the first quarter of fiscal 2005.

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Net working capital (defined as accounts receivable plus inventories less accounts payable) decreased to $130.4 million at September 30, 2005 from $146.3 million at September 30, 2004.  Working capital turns increased to 5.2 turns for the first fiscal quarter of 2006, from 4.4 turns for the first fiscal quarter of 2005.

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Net debt (defined as short-term debt plus long-term debt less cash) increased to $88.4 million at September 30, 2005 from $81.8 million at June 30, 2005. The company’s balance sheet leverage ratio of net debt to total capital increased to 33.0% at September 30, 2005 from 31.8% at June 30, 2005.

Comments on Strategic Initiative

“We are announcing a major initiative that will serve as an important cornerstone of the second phase of our ‘focused diversity’ strategy,” said Roger Fix, president and chief executive officer.  “We have hired Berkery, Noyes & Co., LLC, of New York, NY (www.berkerynoyes.com), an investment bank, with significant experience in the publishing and consumer products sectors to identify potential buyers for the businesses in our Consumer Products Group.  The Consumer Products Group does not fit strategically with our other segments as they have few synergies to leverage across our portfolio of other businesses.  Our other segments manufacture and market engineered products into sectors where we can provide unique solutions for our customers. These other segments also provide the company with significant opportunities to leverage operational synergies.

This action also will allow us to reallocate our capital resources to those strategic businesses that offer the greatest opportunity for profitable growth for Standex. Within the framework of this strategy, we are aggressively seeking bolt-on acquisitions that will quickly become accretive to our sales and profitability.  We expect that these acquisitions will be in the food service, engineered products and engraving segments.1  We are combining our internal mergers and acquisitions resources with the capabilities of several investment bankers in this important effort.  Our pipeline of potential acquisitions in several key strategic areas looks promising.  The goal is to narrow the focus of our portfolio as we build larger business units that are able to further leverage even greater synergies.1”

Comments on First Quarter

“Standex reported year-over-year growth in each of our four core strategic business segments, with Food Service posting double-digit gains.  However, our first quarter fiscal 2006 operating income was affected by lower sales at our Consumer Group and certain corporate expense items, predominantly including the acceleration of restricted stock awards for retirement eligible employees.  In addition, certain one-time, high-margin, transactions in the prior year quarter challenged our year-over-year operating income comparison.  We expect our operating income performance to improve on a year-over-year basis in the second half of the fiscal year.1”

Segment Breakdown

The Food Service Equipment Group led sales growth with a 13% year-over-year increase, driven by gains at its refrigerated coolers and freezers business.  This increase was driven by market share gains as the result of market channel development efforts, greater penetration of dealer buyer groups and sales growth at national accounts.

Operating income rose by 6% for the first quarter of fiscal 2006 over last year’s first quarter.  During the first quarter of fiscal 2005, the company’s meal delivery systems business benefited from unusually high sales of its high-margin Unitron convective, rethermalization systems.  Standex shipped very few of these systems in the first quarter of 2006 due to reduced orders from government institutions because of the reprioritization of spending.  During the past year, Standex downsized the meal delivery systems business from a cost standpoint and is focusing on selling these products into new markets.  The company continues to focus on improving margins at this segment through Lean Enterprise, sourcing initiatives and continued implementation of low-cost manufacturing.

The Engraving Group grew revenues by 8% on a year-over-year basis.  Operating income increased by 2%.  The segment experienced demand across its mold texturization, roll & plate engraving, and embossing equipment businesses.  Operating income growth lagged behind sales growth due to product mix and certain productivity issues, which the group already has taken steps to resolve.

The Engineered Products Group grew revenues by 2% year-over-year, with a very strong performance from the hydraulics business.  Operating income was down 29% primarily due to a large payment received in the year-ago quarter from a major aerospace manufacturer with whom Standex has a long-term supply contract as well as material cost increases.  The company continues to seek alternate supply sources and price increases in the market in order to offset these cost increases.

Air Distribution Products Group (“ADP”) sales increased by 3% year-over-year and operating income declined by 2%.  ADP’s bottom-line performance improved dramatically in the first quarter compared with large double-digit declines in operating income it reported in each of the prior two quarters.  ADP continues to streamline its operations by utilizing Lean Enterprise techniques and will participate in the company’s manufacturing initiative in Mexico.

Consumer Products Group sales declined by 8% on a year-over-year basis.  The decrease was primarily attributable to the transition by a large publishing business customer from direct buying to consigned inventory, a change in product offering to large secular retail customers and productivity issues at a third-party sales representative firm.  Sales also were affected by a reduction in consumer spending and softer market conditions compared with the same quarter last year.  In the year-ago quarter, the publishing and religious book store businesses benefited from strong market demand generated by the DVD release of a major Christian-themed movie.

Due to the high-margin nature of this business, the decline in sales volume led to an operating loss of $372,000 compared with operating income of $765,000 in the first fiscal quarter of 2005.

Business Outlook

“We will continue to focus on improving margins for the long-term through low-cost manufacturing, alternate sourcing and Lean Enterprise,” continued Fix.  “We are on schedule with the construction of our new manufacturing facility in Mexico.  We anticipate starting to move into the facility during the current second fiscal quarter and beginning limited production in the third fiscal quarter.1  We expect to complete the ramp-up of the facility during fiscal 2007, after which time we should begin realizing annualized savings in the range of $2 million to $2.5 million.1

Our initiative to create a Standex sourcing capability in China is also on schedule.  This effort is a way for all of our divisions to reduce costs for components and materials used in higher-level assemblies in the U.S.  Our sourcing team in China continues to work with our divisions in identifying, qualifying and initiating purchases from sources in several major industrial centers.  We remain on track for a run rate of approximately $5 million in purchases by the end of fiscal 2006 and expect to receive savings in the range of 20 to 30 percent on these purchases.

Fiscal 2006 promises to be a very exciting year of progress for Standex.  A major milestone in the execution of the second phase of our ‘focused diversity’ strategy this year will be identifying potential buyers for the Consumer Group businesses.  Just as we successfully restructured and realigned our business segments in the first phase of our strategy, we now plan to narrow the focus of the portfolio and simultaneously build on our market leadership positions by enhancing the strengths of this powerful business portfolio.1

In order to enhance the strengths of our business, we will aggressively search for strategic acquisitions that will very quickly contribute to our overall profitability.  Through the successful execution of our strategy, we will leverage our skills across each of our Standex’s businesses to benefit our customers and add value for our shareholders,1” concluded Fix.

Conference Call Details

In conjunction with this announcement, Standex will broadcast its conference call live over the Internet today at 10:00 a.m. Eastern Time.  On the call, Roger Fix, president and CEO, and Christian Storch, CFO, will review the company’s financial results, and business and operating highlights.

Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com, at least 15 minutes prior to the event’s broadcast to download the necessary software.  To listen to the playback, please dial (888) 286-8010 in the U.S. or (617) 801-6888 internationally; the passcode is 96041827.  The replay also can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments:  Food Service Equipment Group, Air Distribution Products Group, Engineered Products Group, Consumer Products Group and Engraving Group and with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China.  For additional information, visit the company’s website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are uncertainty in conditions in the mergers and acquisitions market generally, along with changes in the general domestic and international economic conditions, market demand, realization of the expected annual cost savings resulting from the implementation of Lean Enterprise techniques, completion and commencement of operations at the new facility in Mexico and sourcing activities in China as well as the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2005, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management’s estimates change.

CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except per share data)

	Three Months Ending
	September 30,
	2005	2004

NET SALES	$170,380	$160,741	6.0%

Income Before Taxes	8,320	11,097
Provision for Taxes	2,891	3,948
Income from continuing operations	5,429	7,149	(24.1%)

Loss from discontinued operation
net of tax	-	(934)

Net Income	5,429	6,215	(12.6%)

EARNINGS PER SHARE:
Basic
Income/(Loss) from continuing operations	$ 0.44	$ 0.59	(25.4%)
Income/(Loss) from discontinued operations	$ -	$ (0.08)
Total	$ 0.44	$ 0.51	(13.7%)

Diluted
Income/(Loss) from continuing operations	$ 0.43	$ 0.58	(25.9%)
Income/(Loss) from discontinued operations	$ -	$ (0.08)
Total	$ 0.43	$ 0.50	(14.0%)

SEGMENT DATA

NET SALES

Food Service Equipment	$ 67,893	$ 59,716
Air Distribution Products	35,446	34,264
Engraving	19,069	17,597
Engineered Products	29,638	29,163
Consumer	18,334	20,001
TOTAL	$ 170,380	$160,741

OPERATING INCOME

Food Service	$ 7,228	$ 6,818
Air Distribution Products	3,016	3,091
Engraving	1,937	1,891
Engineered Products	3,398	4,801
Consumer	(372)	765
Restructuring	(174)	(799)
Corporate & Other Operating Expenses	(5,489)	(4,318)
TOTAL	$ 9,544	$ 12,249

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